AMENDMENT NO. 1 TO THE INVESTMENT SUBADVISORY CONTRACT

FOR THE CLEARWATER INTERNATIONAL FUND, A SERIES OF

CLEARWATER INVESTMENT TRUST

This Amendment No. 1 to the Investment Subadvisory Contract by and between Clearwater Investment Trust (the “Trust”), Clearwater Management Co., Inc. (the “Manager”) and Artisan Partners Limited Partnership (the “Subadviser”), is made effective as of the 19th day of December, 2024.

WHEREAS, the Trust, the Manager and the Subadviser previously entered into an Investment Subadvisory Contract dated as of March 12, 2014 (the “Agreement”) pursuant to which the Manager appointed the Subadviser as a discretionary subadviser to the Fund in the Subadviser’s International Value strategy (the “International Value Portfolio”); and

WHEREAS, the Manager desires to appoint the Subadviser as a discretionary subadviser to the Fund in the Subadviser’s International Explorer strategy (the “International Explorer Portfolio”); and

WHEREAS, the parties now desire to restate Section 6 of the Agreement in its entirety; and

WHERAS, the parties now desire to add a “Schedule A” to the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. The Manager hereby appoints the Subadviser to act as investment subadviser for that portion of the assets of the Fund that the Manager determines to allocate to the Subadviser from time to time to be managed in the Subadviser’s International Explorer strategy, and the Subadviser accepts the appointment.

2. Section 6 of the Agreement is hereby restated in its entirety as and replaced with the following:

The Manager shall pay to the Subadviser for its services hereunder a fee, at the annual rates set forth on Schedule A hereto, based on the Fund’s net assets under management by the Subadviser in accordance with the specified strategy.

Such fee shall be calculated and accrued on a monthly basis as a percentage of the Fund’s month end net assets under the Subadviser’s management, and shall be payable quarterly after the end of each calendar quarter on or before the 15th day of January, April, July and October of each year with respect to the preceding quarter. If this Agreement shall be effective for only a portion of a calendar quarter, the aforesaid fee shall be prorated for that portion of such calendar quarter during which this Agreement is in effect. The Subadviser will bear all of its expenses in connection with the performance of its services under this Agreement, except as specifically set forth herein. All other expenses to be incurred in the operation of the Sub-Advisory Portfolio (such as, for example, commissions and taxes) will be borne by the Fund.

3. The Investment Guidelines dated June 2, 2015 between the Manager and the Subadviser shall apply only to the assets managed in the Subadviser’s International Value strategy.

4. Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. References to the Sub-Advisory Portfolio in the Agreement shall include both the International Value Portfolio and the International Explorer Portfolio.

5. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment No. 1 to the Agreement.

IN WITNESS WHEREOF, this Amendment has been executed by duly authorized representatives of the parties hereto as of the day, month, and year first written above.

CLEARWATER INVESTMENT TRUST

By:	/s/ Justin H. Weyerhaeuser
Name: Justin H. Weyerhaeuser
Title: President

CLEARWATER MANAGEMENT CO., INC.

By:	/s/ William Driscoll
Name: William Driscoll
Title: President and Treasurer

ARTISAN PARTNERS LIMITED PARTNERSHIP

By:	/s/ James S. Hamman Jr.
Name: James S. Hamman Jr.
Title: Vice President

Schedule A

to

Investment Subadvisory Contract

by and among

Clearwater Investment Trust,

Clearwater Management Co., Inc., and

Artisan Partners Limited Partnership

Strategy	Fee (Annual Rate)
Artisan International Value	0.80% on the first $50 million of assets 0.60% on the next $50 million of assets 0.50% on additional assets

Artisan International Explorer	1.00% on the first $100 million of assets 0.70% on additional assets

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